Exhibit 99.1

N    E    W    S         R    E    L    E    A    S    E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Record Second Quarter Revenues

Second Quarter Financial Highlights:

•	Product revenues grew 9 percent year-over-year to $18.2 million

•	PerClot® revenue grew 36 percent year-over-year

•	Revascularization technologies revenue grew 19 percent year-over-year

•	HeRO® Graft revenue increased to $1.4 million

•	Increased quarterly cash dividend 10 percent to $0.0275 per share

Second Quarter Regulatory Highlights:

•	Received conditional approval to begin PerClot clinical trial

•	Received FDA PMA approval for new TMR handpiece

•	Received 510(k) clearance for next generation HeRO device

•	Received CE Mark for HeRO Graft

ATLANTA, GA – (July 25, 2013) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the second quarter and first half of 2013. Revenues for the second quarter of 2013 increased 1 percent to a second quarter record of $33.5 million compared to $33.2 million for the second quarter of 2012. Revenues for the first half of 2013 increased 5 percent to a record $69.1 million compared to $65.5 million for the first half of 2012.

Steven G. Anderson, president and chief executive officer, said, “We continued to make progress in our strategy to drive growth in our higher margin product segment. This included year-over-year and sequential revenue growth from our three newest product lines, PerClot, revascularization technologies (TMR) and the HeRO Graft. During the quarter we also achieved important regulatory milestones for each, including conditional IDE approval from the FDA to begin our PerClot clinical trial, FDA approval for our improved TMR laser handpiece, FDA clearance of our next generation HeRO device, and CE Mark for the current commercial version of the HeRO Graft. The strong performance and progress with these products was balanced by lower sales of BioGlue®, which was primarily related to timing of distributor orders, and lower sales in our tissue preservation segment. Overall, we remain well positioned to continue growing our product segment, which will support stronger cash flow generation and profitability.”

Net income for the second quarter of 2013 was $1.8 million, or $0.06 per basic and fully diluted common share, compared to net income of $3.3 million, or $0.12 per basic and fully diluted common share, for the second quarter of 2012. Net income for the second quarter of 2013 included a $434,000 charge for the write-down of TMR handpieces following the FDA approval of the new handpiece design and $344,000 in business development and integration charges. Excluding these charges, proforma non-GAAP earnings per share would have been $0.08 in the second quarter of 2013. Net income for the second quarter of 2012 included a net pretax benefit of $2.2 million related to litigation expenses and settlement costs, net of insurance reimbursements and settlement awards, and $1.0 million in business development and integration charges primarily related to the acquisition of Hemosphere. Excluding these charges and benefits, proforma non-GAAP earnings per share would have been $0.10 in the second quarter of 2012.

Net income for the first half of 2013 was $4.0 million, or $0.14 per basic and fully diluted common share, compared to net income of $4.3 million, or $0.16 per basic and $0.15 per fully diluted common share, for the first half of 2012. Net income for the first half of 2013 included a $434,000 charge for the write-down of TMR handpieces following the FDA approval of the new handpiece design and $789,000 in business development and integration charges. Excluding these charges, proforma non-GAAP earnings per share would have been $0.16 in the first half of 2013. Additionally, the effective income tax rate for the first half of 2013 benefited from the recognition of the 2012 research and development tax credits during the first quarter. Net income for the first six months of 2012 included a net pretax benefit of $424,000 related to litigation expenses and settlement costs, net of insurance reimbursements and settlement awards, and $1.1 million in business development and integration charges primarily related to the acquisition of Hemosphere. Excluding these charges and benefits, proforma non-GAAP earnings per share would have been $0.18 in the first six months of 2012.

Product revenues were $18.2 million for the second quarter of 2013, up 9 percent from $16.7 million in the second quarter of 2012. Product revenues were $38.0 million for the first half of 2013, up 15 percent from $33.2 million in the first half of 2012.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue and PerClot, were $14.5 million for the second quarter of 2013 compared to $14.1 million for the second quarter of 2012, an increase of 3 percent. Surgical sealant and hemostat revenues were $30.8 million for the first half of 2013 compared to $28.5 million for the first half of 2012, an increase of 8 percent. The increase for the first half of 2013 in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets and an increase in PerClot revenues.

Revascularization technologies revenues were $2.3 million for the second quarter of 2013 compared to $1.9 million for the second quarter of 2012. Revascularization technologies revenues were $4.5 million for the first half of 2013 compared to $4.0 million for the first half of 2012. The increase in revascularization technologies revenues for the second quarter and first half of 2013 was primarily due to the Company’s strategy to focus on increasing procedure volume, which drove a 24 percent and 14 percent increase in handpiece shipments, respectively.

HeRO Graft revenues were $1.4 million for the second quarter of 2013 compared to $635,000 for the second quarter of 2012. HeRO Graft revenues were $2.7 million for the first half of 2013 compared to $635,000 for the first half of 2012. The Company acquired Hemosphere in May 2012.

Preservation services revenues were $15.3 million for the second quarter of 2013 compared to $16.3 million for the second quarter of 2012. Vascular preservation services revenues decreased 5 percent for the second quarter of 2013 compared to the second quarter of 2012 due to a decrease in shipments of vascular tissues. Cardiac preservation service revenues in the second quarter of 2013 decreased 7 percent compared to the second quarter of 2012, primarily due to a decrease in shipments of cardiac tissues.

Preservation services revenues were $31.0 million for the first half of 2013 compared to $32.0 million for the first half of 2012. Vascular preservation services revenues were flat in the first half of 2013 compared to the first half of 2012, while cardiac preservation service revenues in the first half of 2013 decreased 7 percent compared to the second quarter of 2012, primarily due to a decrease in shipments of cardiac tissues.

Total gross margins were 64 percent in the second quarters of 2013 and 2012. Preservation services gross margins were 46 percent and 44 percent in the second quarters of 2013 and 2012, respectively. Product gross margins were 80 percent and 84 percent for the second quarters of 2013 and 2012, respectively.

Total gross margins were 65 percent in the first halves of 2013 and 2012. Preservation services gross margins were 45 percent in the first halves of 2013 and 2012. Product gross margins were 81 percent and 84 percent for the first halves of 2013 and 2012, respectively.

General, administrative, and marketing expenses for the second quarter of 2013 were $16.9 million compared to $13.9 million for the second quarter of 2012. General, administrative, and marketing expenses for the second quarter of 2013 included expanded sales staff due to the acquisition of Hemosphere in May 2012, increased marketing costs to support revenue growth, increased general and administrative costs due to added personnel, and the medical device excise tax. The medical device excise tax, which began in 2013 as part of the Affordable Care Act, was $254,000 in the second quarter of 2013. General, administrative and marketing expenses for the second quarter of 2012 included a net benefit of $2.2 million related to legal expenses and settlement costs, net of insurance reimbursements and settlement awards, and $1.0 million in business development and integration charges primarily related to the acquisition of Hemosphere.

General, administrative, and marketing expenses for the first halves of 2013 and 2012 were $34.9 million and $31.8 million, respectively. General, administrative, and marketing expenses for the first half of 2013 included increased sales force headcount due to the acquisition of Hemosphere in May 2012, increased marketing costs to support revenue growth, increased general and administrative costs due to added personnel, and the medical device excise tax. The medical device excise tax, which began in 2013 as part of the Affordable Care Act, was $502,000 in the first half of 2013. General, administrative and marketing expenses for the first six months of 2012 included a net benefit of $424,000 related to legal expenses and settlement costs, net of insurance reimbursements and settlement awards, and $1.1 million in business development and integration charges primarily related to the acquisition of Hemosphere.

Research and development expenses were $1.7 million for the second quarters of 2013 and 2012, respectively. Research and development expenses were $3.7 million and $3.4 million for the first halves of 2013 and 2012, respectively. Research and development spending in 2013 was focused on PerClot, tissue processing, and revascularization technologies.

During the second quarter of 2013, the Company purchased 31,000 shares of the Company’s common stock under the repurchase program at an average price of $5.73, resulting in aggregate purchases of $175,000. During the first half of 2013, the Company purchased 229,000 shares of the Company’s common stock under the repurchase program at an average price of $6.01, resulting in aggregate purchases of $1.4 million.

As of June 30, 2013, the Company had $17.0 million in cash, cash equivalents, and restricted cash and securities, compared to $18.3 million at December 31, 2012. Of this $17.0 million in cash, cash equivalents, and restricted cash and securities, $5.3 million was designated as restricted cash and securities, primarily due to a financial covenant requirement under the Company’s credit agreement. The Company’s net cash flows provided by operations were $5.2 million for the second quarter of 2013 compared to $3.1 million for the second quarter of 2012. The Company’s net cash flows provided by operations were $4.0 million for the first half of 2013 compared to $4.9 million for the first half of 2012.

The Company’s revised 2013 financial guidance is summarized below.

2013 Financial Guidance Summary
	Previous	Current
Total revenues	$139 million—$143 million 6%—9% growth	$139 million—$141 million 6%—7% growth

Tissue processing revenues	Low single digit % growth	Low single digit % decrease to flat
Product revenues	9%—13% growth	9%—13% growth

BioGlue & BioFoam revenues	Mid – high single digit % growth	Mid – high single digit % growth

PerClot revenues	$3.5 million—$4.0 million 13%—29% growth	$3.5 million—$4.0 million 13%—29% growth

HeRO revenues	$6.0 million—$7.0 million	$5.5 million—$6.5 million

Revascularization technologies revenues	$8.5 million—$9.0 million 5%—11% growth	$8.5 million—$9.0 million 5%—11% growth

R&D expenses	$11.0 million—$12.0 million	$11.0 million—$12.0 million

Earnings per share	$0.25—$0.28	$0.24—$0.27

Income tax rate	Mid 30% range	Mid 30% range

The Company’s earnings per share guidance excludes expenses related to potential future business development, litigation, and share repurchases, which cannot currently be estimated.

The Company’s financial guidance for the full year of fiscal 2013 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available July 25 through August 1 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The conference number for the replay is 417417.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europe, and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of congenital heart defects. CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR). In addition, CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients. CryoLife distributes PerClot®, an absorbable powdered hemostat, in the European Community and other select international countries. CryoLife’s BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct to hemostasis in cardiovascular surgery and on abdominal parenchymal tissues (liver and spleen) when control of bleeding by ligature or conventional methods is ineffective or impractical.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding our strategy to drive growth in our higher margin product segment, including PerClot, revascularization technologies, and the HeRO Graft, our strategy to focus on increasing procedure volume as related to our revascularization technologies, and our beliefs that we remain well positioned to continue growing our product segment and that such growth will support stronger cash flow generation and profitability. These statements also include our anticipated performance and expected effective income tax rate for 2013. The risks and uncertainties impacting these statements include that the success of efforts related to any of our product lines, is subject to factors beyond our control, including general economic conditions, physician and patient acceptance of our products, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approval. Competing products may be introduced into the market that may materially impact sales growth for our products. Our anticipated performance and expected effective income tax rate for the full year of fiscal 2013 are subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices, our BioGlue patent has expired in the U.S. and most of the rest of the world, and competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue, our products and tissues are subject to many significant risks, and we received a warning letter from the FDA relating to our processing, preservation, and distribution of human tissue and the manufacture of medical devices and our failure to adequately address the concerns raised by the FDA in the warning letter could result in additional action being taken by the FDA, including without limitation, a recall, injunction, or legal action, which could adversely impact our revenues, profits, and liquidity, we also received a letter from the Human Tissue Authority in London, UK, whereby it suspended Europa’s license to import human tissue, due to concerns related to the FDA warning letter, and directed Europa to issue a recall for tissues previously distributed which had not been implanted, and if we are unable to address the concerns raised by the HTA and the suspension of the import license granted by the HTA is not lifted, our preservation service revenues could be adversely impacted, we have also received a Form 483 from the FDA related to Cardiogenesis, the Cardiogenesis Form 483 contains observations concerning labeling, complaint handling, and field actions, if we are unable to address the FDA’s observations in the Cardiogenesis Form 483, we may be subject to additional regulatory actions by the FDA, and actions required to be taken in response to the Cardiogenesis Form 483 could adversely impact our revascularization technologies revenues, financial condition, profitability, and cash flows, our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. is subject to significant risks, and our ability to fully realize our investment is dependent on our ability to sell PerClot in the U.S., we received conditional approval of our IDE for PerClot from the FDA, but we may be unable, in the FDA’s judgment, to satisfy the conditions imposed by the FDA as part of the conditional approval for the PerClot IDE, we may ultimately be unsuccessful in our clinical trials and/or may be unable to obtain FDA approval to market and distribute PerClot in the U.S. as anticipated, if at all, if we sell PerClot in the U.S., we will likely be sued for patent infringement, which will be expensive, and if we lose, we may be prohibited from selling PerClot or may have to pay substantial royalties or damages when we sell PerClot, we have inherited certain risks and uncertainties related to Cardiogenesis’ and Hemosphere’s businesses, including that may be unable to maintain revenues and achieve growth in revenues from either party’s technologies, integration efforts with respect to newly acquired products may be more costly and take longer than expected, the receipt of impaired materials or supplies that do not meet our standards, the recall of materials or supplies by our vendors or suppliers, or our ability to obtain materials and supplies could have a material, adverse impact on our business, as a result of the funding issues that have been affecting ValveXchange, our investment in ValveXchange may become further impaired, or our loan to ValveXchange may become uncollectible, which could have a material, adverse impact on our business, we continue to evaluate expansion through acquisitions, licenses, investments, and other distribution arrangements in other companies or technologies, which contain significant risks, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets, and demand for our products and tissues could decrease in the future, which could have a material, adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material, adverse impact on our business, key growth strategies may not generate the anticipated benefits, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and protection of proprietary technology may adversely impact the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively impacting our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary technology rights against others, our investment in Medafor has been impaired, and our investment could be further impaired by risks associated with Medafor’s business, including the risk to Medafor if PerClot is not found to infringe the Medafor patent, or by Medafor’s actions, which could have a material, adverse impact on our financial condition and profitability, intense competition may impact our ability to operate profitably, if we are not successful in expanding our business activities in international markets, it could have a material, adverse impact on our revenues, financial condition, profitability, and cash flows, we are dependent on the availability of sufficient quantities of tissue from human donors, consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell certain of our significant market segments, the success of many of our products and tissues depends upon strong relationships with physicians, our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future, our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions and also may limit our ability to borrow, continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely impact our business, rapid technological change could cause our products and services to become obsolete, and we are dependent on key personnel. Our expectations regarding earnings per share for 2013 include anticipated 2013 expenses for research and development In the event that research and development expenses are higher than expected, our actual 2013 earnings per share would be lower than projected. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Products	$18,195	$16,696	$37,991	$33,150
Preservation services	15,317	16,313	30,994	31,972
Other	8	179	71	367

Total revenues	33,520	33,188	69,056	65,489

Cost of products and preservation services:
Products	3,721	2,673	7,186	5,186
Preservation services	8,320	9,144	17,115	17,640

Total cost of products and preservation services	12,041	11,817	24,301	22,826

Gross margin	21,479	21,371	44,755	42,663

Operating expenses:
General, administrative, and marketing	16,932	13,871	34,909	31,841
Research and development	1,736	1,670	3,724	3,363

Total operating expenses	18,668	15,541	38,633	35,204

Operating income	2,811	5,830	6,122	7,459

Interest expense	54	52	104	117
Interest income	—	(1)	(2)	(3)
Other expense, net	22	174	241	159
Income before income taxes	2,735	5,605	5,779	7,186
Income tax expense	950	2,271	1,802	2,861

Net income	$1,785	$3,334	$3,977	$4,325

Income per common share:
Basic	$0.06	$0.12	$0.14	$0.16

Diluted	$0.06	$0.12	$0.14	$0.15

Dividends declared per common share	$0.0275	$—	$0.0525	$—
Weighted-average common shares outstanding:
Basic	26,856	26,864	26,858	27,022
Diluted	27,369	27,177	27,456	27,362

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Products:
BioGlue and BioFoam	$13,542	$13,437	$29,006	$27,133
PerClot	940	691	1,804	1,335
Revascularization technologies	2,293	1,933	4,484	4,047
HeRO Graft	1,420	635	2,697	635

Total products	18,195	16,696	37,991	33,150

Preservation services:
Cardiac tissue	6,818	7,343	13,463	14,423
Vascular tissue	8,499	8,970	17,531	17,549

Total preservation services	15,317	16,313	30,994	31,972

Other	8	179	71	367

Total revenues	$33,520	$33,188	$69,056	$65,489

Revenues:
U.S.	$26,631	$26,087	$53,208	$51,374
International	6,889	7,101	15,848	14,115

Total revenues	$33,520	$33,188	$69,056	$65,489

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Cash, cash equivalents, and restricted cash and securities	$17,040	$18,332
Total current assets	77,953	77,503
Total assets	157,798	157,156
Total current liabilities	18,820	21,430
Total liabilities	27,003	29,044
Shareholders’ equity	130,795	128,112

CRYOLIFE, INC. AND SUBSIDIARIES

Unaudited Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP:
Income before income taxes	$2,735	$5,605	$5,779	$7,186
Income tax expense	950	2,271	1,802	2,861

Net income	$1,785	$3,334	$3,977	$4,325

Diluted income per common share:	$0.06	$0.12	$0.14	$0.15

Diluted weighted-average common shares outstanding:	27,369	27,177	27,456	27,362
Reconciliation excluding items:
Income before income taxes, GAAP	$2,735	$5,605	$5,779	$7,186
Excluding:
Litigation expenses and settlement costs, net of insurance reimbursement and settlement awards	—	(2,158)	—	(424)
Write-down of TMR handpieces	434	—	434	—
Charges for business development and integration	344	1,006	789	1,103

Adjusted income before income taxes,non-GAAP	3,513	4,453	7,002	7,865
Income tax expense calculated at 2013 effective tax rate of 35% for the three and six months	1,230	1,559	2,451	2,753

Adjusted net income, non-GAAP	$2,283	$2,894	$4,551	$5,112

Adjusted net income, non-GAAP allocated to participating securities – diluted	51	66	102	112

Adjusted net income, non-GAAP applicable to common shareholders – diluted	$2,232	$2,828	$4,449	$5,000

Diluted adjusted income per common share,non-GAAP:	$0.08	$0.10	$0.16	$0.18

Diluted-weighted average common shares outstanding:	27,369	27,177	27,456	27,362

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies. Non-GAAP adjusted net income and adjusted income per common share exclude litigation expenses, settlement costs and awards, insurance reimbursements for litigation, the write-down of TMR handpieces following FDA approval of the new handpiece design, and expenses for business development activities, including the Company’s transaction and integration costs primarily associated with the acquisitions of Hemosphere and Cardiogenesis. The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to recently settled litigation, its ongoing efforts to acquire additional complementary products and businesses, and the transaction costs incurred in connection with recently acquired businesses. The Company does, however, expect to incur similar types of business development expenses and may incur significant litigation expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.